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                                                                      EXHIBIT 11

                          THERMO ELECTRON CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE

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                                                       1995             1994             1993
                                                   ------------     ------------     ------------
COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE:
Income:
  Net income.....................................  $140,080,000     $104,711,000     $ 76,868,000
  Add: Convertible debenture interest, net of
     tax.........................................    15,561,000       15,934,000       10,273,000
                                                   ------------     ------------     ------------
  Income applicable to common stock assuming full
     dilution(a).................................  $155,641,000     $120,645,000     $ 87,141,000
                                                   ------------     ------------     ------------
Shares:
  Weighted average shares outstanding............   125,483,466      116,500,455      104,202,743
  Add: Shares issuable from assumed conversion of
     convertible debentures......................    30,023,096       33,553,283       25,326,828
  Shares issuable from assumed exercise of
     options (as determined by the application of
     the treasury stock method)..................     2,596,257        1,175,319        1,088,365
                                                   ------------     ------------     ------------
Weighted average shares outstanding as
  adjusted(b)....................................   158,102,819      151,229,057      130,617,936
                                                   ------------     ------------     ------------
FULLY DILUTED EARNINGS
  PER SHARE (a) divided by (b)...................  $        .98     $        .80     $        .67
                                                   ============     ============     ============
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